Exhibits

Exhibit 23.2

Consent of Registered Independent Public Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No 333-7590) of Royal Dutch Petroleum Company and The “Shell” Transport and Trading Company, Public Limited Company of our report dated May 23, 2004, except for Note 2(c) (Second Restatement of previously issued financial statements), Note 12 (Reconciliation between US GAAP and UK GAAP (as restated)) and Note 14 (Subsequent events), which are as of March 3, 2005 relating to the Financial Statements of The “Shell” Transport and Trading Company, Public Limited Company which is included in this Amendment No. 2 to the 2003 Annual Report on Form 20-F.

/s/ PricewaterhouseCoopers LLP

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PricewaterhouseCoopers LLP

London — United Kingdom

March 3, 2005

Royal Dutch/Shell Group of Companies E 3
20-F/A (Amendment No. 2) 2003